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                                                                    EXHIBIT 10.5

                           RESTRICTED STOCK AGREEMENT



          THIS AGREEMENT is made as of the 14th day of May, 1996 between SEAGULL ENERGY CORPORATION, a Texas corporation (the "Company"), and William L. Transier ("Employee").

          To carry out the purposes of the SEAGULL ENERGY CORPORATION 1995 OMNIBUS STOCK PLAN (the "Plan"), by affording Employee the opportunity to acquire shares of common stock of the Company ("Stock"), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

          1. Award of Shares. Upon execution of this Agreement, the Company shall issue and/or dispose of 3,000 shares of the common stock of the Company ("Stock") shall be issued and/or disposed of to Employee. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Stock shall be subject to all of the terms and conditions set forth herein and in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

          2. Forfeiture Restrictions. The Stock issued and/or disposed of to Employee pursuant to this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee's employment with the Company for any reason (other than as described in (3) and (4) below), Employee shall, for no consideration, forfeit to the Company all Stock to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Stock to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions," and the shares which are then subject to the Forfeiture Restrictions are herein sometimes referred to as "Restricted Shares." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Stock. The Forfeiture Restrictions shall lapse as to all Stock issued to Employee pursuant to this Agreement on the earlier of (1) the third anniversary of the date of this Agreement, (2) the date a Change of Control occurs, (3) the date Employee's employment with the Company is terminated by reason of death, disability under circumstances entitling him to benefits under the Company's long- term disability plan, or Involuntary Termination within two years after a Change of Control (as such terms are defined in the Severance Agreement effective May 14, 1996 between the Company and Employee), or (4) if Employee's employment with the Company is terminated for any other reason, the date, if any, the Committee in its sole discretion waives the Forfeiture Restrictions.

          3. Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee's name, pursuant to which Employee shall have voting rights and shall be entitled to receive dividends and other distributions (provided, however, that dividends or other distributions paid in



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the  form  of  the  Company's  securities  shall  be  subject  to the Forfeiture
Restrictions). The certificate shall bear the following legend:

         The shares evidenced by this certificate have been issued pursuant to an agreement made as of May 14, 1996, a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the shares, and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the shares of stock evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such shares may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon request of the Company, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee in exchange for the certificate evidencing the Restricted Shares.

          4. Consideration. It is understood that the consideration for the issuance of Restricted Shares shall be past services of Employee rendered to the Company prior to the date of issuance of the Restricted Shares, having a value not less than the par value of such Restricted Shares.

          5. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

          6. Tax Election. If Employee makes the election authorized by section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), Employee shall submit to the Company a copy of the statement filed by Employee to make such election.

          7. Status of Stock. Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to ensure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of



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the  Company  if  such  proposed  transfer  would  in  the  opinion  of  counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

          8. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

          9. Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Restricted Shares.

          10. Certain Additional Payments by the Company. Notwithstanding anything in this Agreement to the contrary, if the lapse of the Forfeiture Restrictions in Paragraph 2, together with any other payments which Employee has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the lapse of the Forfeiture Restrictions shall be coordinated with such other payments and, after taking into account all permitted reductions in cash payments to Employee, the Forfeiture Restrictions shall lapse with respect to that number of shares of Stock (a) that would result in the present value of such total amounts received by Employee from the Company being one dollar ($1.00) Less than three times Employee's base amount (as defined in Section 280G of the Code) and so that no portion of such amounts received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) all shares of Stock, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The Company and Employee shall make the determination as to the number of shares of Stock as to which the Forfeiture Restrictions should lapse. Employee shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to reduce the number of shares with respect to which the Forfeiture Restrictions lapse within five days of the receipt of such claim. The Company shall notify Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action. If, as a result of the Company's action with respect to a claim, after taking into account all permitted increases in cash payments to Employee, the number shares of stock as to which the Forfeiture



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Restrictions lapsed is found to have been less than the correct number of shares of Stock, the Forfeiture Restrictions shall immediately lapse with respect to such additional shares of Stock.

          11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

          12. Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and dis tribution.

          13. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect
(a) the right of the Company (or its subsidiaries) to discharge Employee at will or (b) the terms and conditions of any other agreement between the Company and Employee except as provided herein.

          14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

                                                      SEAGULL ENERGY CORPORATION




                                                      By:


                                                                        Employee